Exhibit 4.1

INDIGO SYSTEMS CORPORATION

INCENTIVE STOCK OPTION PLAN

Pursuant to resolutions adopted by the Board of Directors of Indigo Systems Corporation (the “Company”), the following Incentive Stock Option Plan (the “Plan”) has been adopted for the Company, subject to and effective on the date of the approval of the shareholders of the corporation.

1. Purpose.

The purpose of this Incentive Stock Option Plan is to further the best interests of the Company by encouraging its key personnel to continue association with the Company and by providing additional incentive for industry and efficiency through the offering of an opportunity to acquire a proprietary interest in the Company and its future growth.

2. Stock Subject to Plan.

The shares of the Company’s stock which may be subject to the options granted pursuant to this Plan shall be no more than a total of ONE HUNDRED THOUSAND (100,000) shares of the authorized but unissued par value common stock of the Company, without par value. If any outstanding option under this Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of such option may again be made subject to an option under this Plan. Until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan.

3. Administration of the Plan.

The Board of Directors of the Company shall appoint a Stock Option Plan Committee hereinafter called the “Committee”, which shall consist of no less than three (3) individuals who may but need not be members of the Board of Directors. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies in the Committee however caused.

Subject to the provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the employees of the Company to whom options shall be granted, the number of shares to be covered by each of the options, and the time or times at which options shall be granted. The Committee shall also have authority to interpret the Plan, and to prescribe and rescind rules and regulations relating to it.

The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All actions of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members, and action so taken shall be fully as effective as if it had been taken by a vote of the majority of the members at a meeting duly called and held. The Committee may appoint a Secretary, shall keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4. Employees to Whom Options May be Granted.

The persons eligible to participate in the Plan as recipients of stock options, hereinafter called “Employees,” shall include only personnel of the Company (i) who hold positions with the Company as a scientist, engineer or manager, who are officers of the Company, or who hold a position requiring the supervision of personnel, and (ii) who are compensated at the rate of at least Forty Thousand Dollars ($40,000) annually. The word “Employee” does not include Directors of the Company who are not otherwise employed by the Company, nor does it include members of the Stock Option Plan Committee while they are serving on that Committee, and such persons shall not be eligible for participation in the Plan.

5. Granting of Options.

The Company, by action of the Committee, ratified by the Board of Directors, and subject to the revision of this Plan, may from time to time grant options to purchase shares of stock to such qualified Employees as may be selected by the Committee for such number or numbers of shares as may be determined by the Committee, subject to the following provisions:

(a) Limitations on Grant of Options.

In no event shall options be granted whether under this Plan or any other plan heretofore or hereafter adopted by the Company,

(i) to any person owning, at the time an incentive stock option is proposed to be granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the provisions of subparagraph 7(a) entitled “Option Price” have been complied with; nor

(ii) to an employee if the proposed grant would cause the aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year to exceed $100,000. The

“aggregate fair market value” is determined as of the time the option is granted and includes options granted under all such plans of the Company and its parent and subsidiary corporations.

(b) Form of Option.

Each grant of option pursuant to this Plan shall be made in writing and upon such terms and conditions as may be determined by the Committee, subject to such direction as may be given by the Board of Directors, and to the terms, conditions and limitations set forth in this Plan.

Options granted pursuant to this Plan shall be evidenced by a written instrument executed by the President and Secretary of the Company or such other persons duly authorized by the Board of Directors.

6. Changes in Capital Structure.

If the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan, including the maximum number that may be granted to any one participant.

In addition, the Committee shall make appropriate adjustments in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee’s proportionate interest shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share. Provided, however, that each adjustment in the number and kind of shares subject to outstanding options, including any adjustment in the option price, shall not be made in a manner that causes the option or options to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986. Any such adjustment made by the Committee shall be conclusive.

7. Terms and Conditions of Options.

Except as provided in Section 8 of this Plan, Stock Option Agreements granted pursuant to this Plan shall include the substance of the following provisions:

(a) Option Price.

The purchase price for each share of stock placed under option pursuant to this Plan, hereinafter called “Option Price,” shall be fixed by the Board of Directors after consideration of recommendations of the Committee. In no event shall it be less than one hundred percent (100%) of the fair market value of the shares of stock on the date the option is granted.

In the case of a person owning, at the time an incentive stock option is proposed to be granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the limitation prohibiting grants of incentive stock options to such persons contained in subparagraph 5(a)(ii) shall not apply in the following circumstances: At the time of grant of such option to such person, the option price shall be at least one hundred ten percent (110%) of the fair market value of the stock subject to the option, and the option by its terms shall not be exercisable after the expiration of five (5) years from the date the option was granted.

Within one month after the end of each quarter of the Company’s fiscal year, the Committee shall submit to the Board of Directors its findings as to the fair market value of the Company’s stock together with the data upon which said findings are based.

The Board of Directors in fixing the purchase price of options granted pursuant to this Plan, shall set forth its determination of the fair market value of the Company’s stock.

(b) Method of Exercise.

Stock purchased under option shall at the time of purchase be paid in full. To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by written notice to the Company stating the number of shares with respect to which the option is being exercised and the time of delivery thereof, which shall be least fifteen (15) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. At the time specified in such notice, the Company shall, without transfer or issue tax to the optionee, deliver to the optionee at the main office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares, against payment of option price in full for the number of shares, to be delivered by certified or bank cashier’s check, or in whole or in part with common stock of the Company valued at its fair market value at the time of exercise, or the equivalent thereof acceptable to the Company. Provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of any state or federal agency or any securities exchange. If the optionee fails to accept delivery of and to pay for all or any part of the number of shares specified in the notice given by optionee upon tender and delivery of such shares, such optionee’s right to exercise the option with respect to such undelivered shares may be terminated.

(c) Term of Option.

No option shall be exercisable after the expiration of ten (10) years from the date the option was granted.

(d) Non-Assignability of Option Rights.

No option granted pursuant to this Plan may be transferred by the optionee otherwise than by will or the laws of descent and distribution and, further, during the lifetime of the optionee the option may be exercised only by the optionee.

(e) Termination of Option.

(i) Upon the optionee’s ceasing for any reason to be employed by the Employer (a “termination of the optionee’s employment), the option, to the extent not previously exercised, shall terminate and become null and void immediately upon such termination of the optionee’s employment, except in a case where the termination of the optionee’s employment is without cause or by reason of retirement, disability or death.

Upon termination of the optionee’s employment without cause or by reason of retirement, disability or death, the option may be exercised during the following periods, but only to the extent that the option was outstanding and exercisable on any such date of termination without cause, retirement, disability or death: (A) the one-year period following the date of such termination of the optionee’s employment in the case of disability (within the meaning of Section 22(e)(3) of the Code), (B) the six-month period following date of issuance of letters testamentary or letters of administration to the executor or administrator of a deceased optionee, in the case of the optionee’s death during his employment by the Employer, but not later than one year after the optionee’s death, and (C) the three-month period following the date of such termination in the case of termination without cause, retirement on or after attainment of age 65, or in the case of disability other than as described in (A) above. In no event, however, shall any such period extend beyond the option term.

(ii) In the event of the death of the optionee, the option may be exercised by the optionee’s legal representative(s), but only to the extent that the option would otherwise have been exercisable by the Grantee.

(iii) A transfer of the optionee’s employment between the Company and any subsidiary of the Company, or between any subsidiaries of the Company, shall not be deemed to be a termination of the optionee’s employment.

(iv) Notwithstanding any other provisions set forth herein or in the option, if the optionee shall (A) commit any act of malfeasance or wrongdoing affecting the Company or any subsidiary of the Company, (B) breach any covenant not to compete, or employment contract, with the Company or any subsidiary of the Company, or (C) engage in conduct that would warrant the optionee’s discharge for cause (excluding general dissatisfaction with the performance of the optionee’s duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon the Company or any subsidiary of the Company, any unexercised portion of any option of such optionee shall immediately terminate and be void.

(f) Restriction on Issuance of Shares.

The Company shall not be obligated to sell and issue any shares pursuant to any stock option agreement unless permission to issue those shares has first been obtained from the Commissioner of Corporations of the State of California and/or other state agencies having jurisdiction or an exemption therefrom has been established, and further, unless the shares with respect to which the option is being exercised are at that time effectively registered, or exempt from registration, under the Securities Act of 1933, as amended.

(g) Rights as a Stockholder.

The optionee shall have no rights as a stockholder with respect to any shares covered by his option until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (except stock dividends) or other rights for which the record date is prior to the date such stock certificate is issued.

(h) Investment Purpose.

Each option under the Plan shall be granted on the condition that the purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution.

(i) Other Provisions.

The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Committee and the Board of Directors of the Company shall deem advisable. Any such option agreement shall contain such limitations and restrictions upon the exercise of the option as shall be necessary in order that such option shall be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986 or to conform to any change in the law.

8. Grant of Non-ISO’s.

The Company reserves the right to grant options hereunder in the future which are not eligible for ISO treatment. The form of option agreement for such options shall clearly identify their status as non-ISO’s by being captioned as an “Employee Non-qualified Stock Purchase Option,” and by an affirmative statement within the text of the form of option that it is not eligible for ISO treatment. Such options shall be granted at 100% of fair market value. If clearly identified as non-ISO’s, such options shall not be subject to the limits on aggregate fair market value set forth at subparagraph 5(a)(iii) of the Plan, as amended, nor to the requirements of subparagraph 7(i) entitled “Other Provisions.” The aggregate fair market value of non-ISO’s shall not be included in determining whether the limits on aggregate fair market value have been exceeded.

9. Effective Date; Termination of Plan.

The Plan shall become effective upon approval by the Board of Directors of the Company; subject, however, to the approval of said Plan by the stockholders of the Company. The Board of Directors may terminate this Plan at any time; provided that if not sooner terminated, this Plan shall terminate ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the shareholders, whichever is earlier.

10. Amendment of the Plan.

The Board of Directors of the Company may, insofar as permitted by law, from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without approval of the stockholders, no such revision or amendment shall change the number of shares subject to the Plan, change the designation of the class of employees eligible to receive options, decrease the price at which options may be granted, remove the administration of the Plan from the Committee, or render any member of the Committee eligible to receive an option under the Plan while serving thereon. Furthermore, the Plan may not, without the approval of the stockholders, be amended in any manner that will cause options issued under it to fail to meet the requirements of incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, except when issued as Non-ISO’s pursuant to Section 8 of the Plan.

11. Use of Proceeds.

The proceeds from the sale of stock, pursuant to options granted under the Plan, shall constitute general funds of the Company.

12. Securities Registration.

At the time optionee acquires shares of this corporation pursuant to exercise of an option granted pursuant to this Plan, the optionee shall agree to hold the shares acquired by his exercise of the option for investment and not with a view to resale or distribution thereof to the public, and he shall deliver to the Company a certificate to that effect. If the Company shall nevertheless deem it necessary to register under the Securities Act of 1933 or other applicable statutes any shares with respect to which an option shall have been exercised, or to qualify any shares for exemption from the Securities Act of 1933 under Regulation A of the Rules and Regulations of the Securities and Exchange Commission, then the Company shall take such action at its own expense before delivery of such shares. If the shares of stock of the Company shall be listed on any national stock exchange at the time of the exercise of an option under this Plan, then, whenever required, the Company shall register the shares with respect to which such option is exercised under the Securities Exchange Act of 1934, and shall make prompt application for the listing on such stock exchange of such shares, at the sole expense of the Company.

13. Compliance with California Corporate Securities Act.

Prior to the issuance of any option pursuant to this Plan, there shall have been obtained from the Commissioner of Corporations of the State of California a Permit authorizing the Company to issue options to employees who so qualify pursuant to the terms and conditions of this Plan or an exemption from the requirement of obtaining such Permit shall have been established to the satisfaction of counsel for the Company and counsel for the Company’s transfer agent, if any.

14. Indemnification of Committee.

The members of the Committee shall be indemnified by the company against all reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceedings, or in connection with any appeal thereon, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceedings; provided that it is not a derivative action, and further provided that the Board of Directors determines in good faith that such member was acting in good faith within what the member reasonably believed to be within the scope of the member’s employment or authority and for a purpose which the member reasonably believed to be in the best interest of the Company or its shareholders.

15. Limitation Upon Issuance of Options.

Notwithstanding any other provisions contained in this Plan, no option shall be granted under this Plan if, as a result of the grant of such option, there shall be outstanding (whether or not exercisable) options granted pursuant to this Plan to purchase a number of shares of the common stock of the Company of the same class or other classes as that covered by this Plan which would exceed thirty percent (30%) of the then issued and outstanding shares of the common stock of this Company of the same or other classes, exclusive of shares subject to promotional waivers, if any.

16. Approval of Stockholders.

The Plan shall not take effect until approved by the holders of a majority of the outstanding shares of common stock of the Company, which approval must occur within the period beginning twelve (12) months before and ending twelve (12) months after the date the Plan is adopted by the Board of Directors.

Date Plan adopted by Board of Directors

of Indigo Systems Corporation: February 21, 1997

Date Plan approved by Stockholders

of Indigo Systems Corporation: February 21, 1997